EXHIBIT 10.21

OFFICE SPACE LEASE

This OFFICE SPACE LEASE (the “Lease”) is made as of the 21st day of January 2013, by and between 15850 Holdings, LLC, a Delaware limited liability company or its assigns (“Landlord”) and DGSE Companies, Inc., a Nevada corporation (“Tenant”). The date this Lease is executed and delivered by both parties hereto shall be referred to hereinafter as the “Execution Date.”

WITNESETH:

That for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Leased Property. Landlord demises and leases to Tenant and Tenant leases and takes from Landlord all those certain “Premises” consisting of approximately 4,500 square feet of the Building, including a designated portion of the Building’s vault and a designated portion of the Building’s shipping area. The “Building” as that term is used herein shall mean the existing approximate 76,544 square foot building existing on the approximately 7.035 acres of land (the “Land”) located at 15850 Dallas Parkway, Dallas, TX 75248.

2.           Common Areas. Landlord grants Tenant a nonexclusive license for the Term to use the parking areas, roadways, pedestrian sidewalks, driveways, landscape areas, public washrooms, cafeteria, workout facility, and all other areas and facilities in the Building and on the Land provided and designated from time to time by Landlord for the general nonexclusive use and convenience of Tenant and other tenants in the Building (“Common Areas”).

3.           Lease Term. The term of the Lease shall start on the Execution Date and terminate on December 31, 2015 (the “Term”).

4.           Rent.

(a)          Tenant agrees to commence the payment of Rent for the Premises in the amount of $90,000.00 per year, to be paid in monthly installments of $7,500.00, commencing on January 1, 2014 (“Rent Commencement Date”). Tenant shall pay Rent in advance on the first day of each calendar month succeeding the Rent Commencement Date throughout the Term, with appropriate proration for any partial calendar month or Lease Year, to: 15850 Holdings, LLC, 15850 Dallas Parkway, Dallas, TX 75248, Attention: Accounting, unless and until Landlord shall give Tenant written notice of a change of address or of the party to whom such rents shall be payable.

(b)          If Tenant shall fail to pay any Rent within five (5) days after the same is due, Tenant shall be obligated to pay a late payment charge equal to ten percent (10%) of the Rent payment not paid when due to reimburse the Landlord its administrative costs.

5.           Delivery and Alterations.

(a)          Landlord is delivering the Premises to Tenant in as-is condition. Landlord will provide Tenant an Improvement Allowance of $40,000.00, for Tenant improvements (the “Improvements”), upon the Execution Date.

(b)          During the Term, Tenant shall not have the right to make any further alterations or modifications to the Premises without Landlord’s prior written authorization.

6.           Mechanics’ Liens. Tenant covenants that it will not permit any lien to be filed against the Premises nor shall Tenant permit any judgment, lien or attachment to lien, as applicable, against the Premises as a result of nonpayment for, or disputes with respect to, labor or materials furnished to the Premises for or on behalf of Tenant or any party claiming by, through, or under Tenant. Should any lien of any nature, including but not limited to the foregoing, be filed against the Premises as a result of Tenant’s use or alteration of the Premises, Tenant shall, within thirty (30) days after receipt of written notice of such lien, cause said lien to be removed, or otherwise protected against execution during good faith contest, by posting a bond therefor in accordance with applicable law, or securing removal of such lien in another method reasonably acceptable to Landlord. The obligations under this Paragraph 6 shall survive termination of this Lease or expiration of the term hereof.

7.           Insurance.

(a)          Liability Insurance. During the Term, Tenant shall keep in full force a policy of commercial general liability insurance with bodily injury and property damage coverage with respect to the Premises and business operated by Tenant, which shall name Landlord and Landlord's first mortgagee, if any, as additional insureds as their respective interests may appear. The limits of such commercial general liability policy shall be not less than $1,000,000.00 combined single limit for bodily injury and property damage, with a maximum deductible of $25,000.00. Tenant will also require any contractor performing work on the Premises in accordance with Paragraph 6 to name Landlord as an additional insured with respect to the contractor’s general liability insurance policy and a certificate of said insurance shall be provided with this endorsement prior to the commencement of construction.

(b)          Workers' Compensation Insurance. To the extent required by law, Tenant shall maintain workers' compensation insurance covering its respective employees in statutory limits.

(c)          Form of Policies. All insurance required by this Paragraph 7 shall be with insurers licensed or otherwise permitted to conduct business in the State of Texas. Any insurance hereunder may be provided under blanket policies of insurance, provided that each policy shall provide that the minimum coverage amounts specified hereunder shall be available following an insured loss at the Premises, notwithstanding losses at other properties or facilities owned or operated by Tenant. All property insurance maintained by Tenant shall name Tenant as insured and Landlord as additional insured, as their interests may appear, and, so long as the Premises are mortgaged pursuant to a mortgage, shall be subject to a standard mortgagee clause in favor of Landlord’s mortgagee. All other insurance shall be in the name of Tenant, and shall name Landlord and any first mortgagee as additional insureds.

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(d)          Policy Provisions. All policies of insurance (other than self-insurance) enumerated above shall be provided by insurance carriers with an AM Best rating of not less than A-; provided, however, that if the rating of any such insurer falls below such level, such rating reduction shall not constitute a default hereunder provided all renewals of such policies shall be with carriers with an AM Best rating of not less than A- at the time of such renewal. All such policies shall be written as primary policies not entitled to contribution from, nor contributing with, any coverage that Landlord may carry. An increased coverage or “umbrella” policy may be provided and utilized by either party to increase the coverage provided by individual or blanket policies in lower amounts, and the aggregate coverage provided by all such policies with respect to the Premises and Tenant's liability hereunder shall be satisfactory, provided that such policies otherwise comply with the provisions of this Paragraph 7 and the coverage afforded to Landlord and other insured persons is not diminished by reason of the use of such blanket or umbrella policy.

(e)          Waiver of Right of Recovery and Subrogation. With respect to any loss covered by insurance or required to be covered by insurance hereunder, Landlord and Tenant hereby waive any and all rights of recovery against each other for any loss or damage to the Premises or the contents contained therein, or for loss of income on account of fire or other casualty, or for injury sustained on the Premises; and each party’s aforesaid policies of insurance shall, to the extent available, contain appropriate provisions recognizing this mutual release and waiving all rights of subrogation by the respective insurance carriers. If such waiver of subrogation shall be obtainable only at a premium over that chargeable without such waiver, the party whose insurance carrier charges such additional premium agrees to pay such additional premium (or, if the policy in question covers property in addition to the Premises, then the portion of the additional premium attributable to the Premises).

(f)          Evidence of Insurance. At the Execution Date and no less than annually thereafter, Tenant shall cause to be issued to Landlord certificates of insurance evidencing compliance with the applicable covenants of this Paragraph 7. Each such certificate shall provide that no expiration, cancellation or material change in the insurance evidenced thereby shall be effective unless ten (10) days’ notice of such expiration, cancellation or material change shall have been given to the certificate holder (and any mortgagee, if applicable).

(g)         Indemnities. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from all claims, costs, liability, damage or expense, including reasonable attorneys' fees and court costs at trial and all appellate levels, for any death, damage or injury to persons or property occurring on the Premises or the driveways and entranceways thereto, or resulting from or relating to Tenant’s use thereof.

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8.           Damages by Fire or Other Casualty.

(a)          In the event of a fire, earthquake or other casualty, causing destruction or damage to the Premises, that is not a Threshold Event, as hereinafter defined, this Lease shall not terminate except as expressly set forth herein, and Rent and other charges shall continue to be paid by Tenant pursuant to the terms of this Lease. Within a reasonable time after such casualty, subject to Force Majeure, applicable building codes, the procurement of building permits and the receipt of insurance proceeds to the extent of the damage to the Premises, as applicable, Landlord shall complete reconstruction of the Premises to that condition existing immediately prior to such casualty, except that Landlord shall have no obligations to reconstruct any Tenant alterations to the Premises. All such reconstruction and repair shall be done by Landlord lien-free and in a good and workmanlike manner consistent with the quality of labor and materials used in originally constructing the Improvements and in accordance with all applicable law. Notwithstanding anything herein to the contrary, Landlord’s obligation to reconstruct the Premises shall be limited to the amount of insurance proceeds actually received by Landlord. All insurance proceeds received on account of such damage or destruction (excluding proceeds attributable to business income coverage), shall be applied pursuant to the terms of this Lease to the payment of the cost of such restoration, repair, replacement, rebuilding, or alteration (the “Work”), including expenditures made for demolition, temporary repairs or for the protection of property pending the completion of permanent restoration, repair, replacement, rebuilding, or alteration.

(b)          In the event of a fire, earthquake or other casualty, causing destruction or damage to the Premises that is a Threshold Event, either Landlord or Tenant shall have the option of terminating this Lease. A party electing to terminate this Lease shall notify the other party in writing of its exercise of such option within sixty (60) days following the occurrence of such casualty. In the event neither party elects to terminate this Lease as set forth above, then Rent and other charges shall continue to be paid by Tenant and, subject to Force Majeure, within two hundred forty (240) days after receipt by Landlord of the required governmental permits for restoration, for which permits Landlord shall make prompt application following such destruction or damage, and insurance proceeds with regard to such damage or destruction, Landlord shall complete reconstruction of the Premises to that condition existing immediately prior to such casualty, except that Landlord shall have no obligations to reconstruct any Tenant alterations to the Premises. A “Threshold Event,” as that term is used herein, shall mean a fire, earthquake, or other casualty, causing destruction or damage to the Premises that (i) requires more than five (5) months from the event to repair and reconstruct, or (ii) that has a repair and reconstruction cost of (A) fifty percent (50%) or greater of the then fair market value the Premises.

9.           Condemnation.

(a)          Definition of Taking and Substantial Taking. For the purpose of this Lease, a “Taking” shall mean any condemnation or exercise of the power of eminent domain by any authority vested with such power or any other taking for public use, including a private purchase in lieu of condemnation by an authority vested with the power of eminent domain; the “Date of Taking” shall mean the earlier of the date upon which title to the Premises or any portion thereof or any right appurtenant thereto so taken is vested in the condemning authority or the date upon which possession of the Premises or any portion thereof is taken by the condemning authority; and “Substantially All of the Premises” shall mean so much of the Premises or the rights appurtenant thereto as, when taken, leaves the untaken portion unsuitable in Tenant’s reasonable opinion for the continued feasible and economic operation of the Premises by Tenant for the same purposes as immediately prior to such Taking or as contemplated herein.

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(b)          Tenant’s Rights Upon Substantial Taking. Each party agrees to furnish the other a copy of any notice of a threatened or proposed Taking received by such party. In the event of a Taking of Substantially All of the Premises, Tenant, at its option upon thirty (30) days’ written notice to Landlord, which shall be given no later than sixty (60) days following the Taking, shall have the right to terminate this Lease. All Rent and other sums payable by Tenant hereunder shall be apportioned and paid through and including the Date of Taking, and neither Landlord nor Tenant shall have any rights in any compensation or damages payable to the other in connection with such Taking.

(c)          Tenant’s Rights Upon Less Than Substantial Taking. In the event of a Taking of less than Substantially All of the Premises, Rent and other charges shall be reduced fairly and equitably in accordance with the portion condemned or taken, effective as of the Date of Taking, and Tenant shall make all necessary restorations to the Improvements so that the portions of the Improvements not taken constitute a complete architectural unit, provided that the cost thereof to Tenant shall not exceed the proceeds of Tenant's condemnation award (to the extent that such relates to the Improvements and not to Tenant’s personal property, intangibles or out-of-pocket expenses unrelated thereto) and the portion of Landlord’s award allocable to the Premises (excluding any portion thereof paid in compensation for loss of income or reduction of future rents), which Landlord shall make available to Tenant for such restoration. If such funds exceed $50,000.00 and if required by a mortgagee or by Landlord, such awards shall be escrowed and disbursed in accordance with the procedure set forth herein.

(d)          Rights Upon Temporary Taking. Notwithstanding the foregoing, in the event of a Taking of the Premises or any portion thereof, for temporary use (specifically one not exceeding one hundred eighty (180) days in duration), without the taking of the fee simple title thereto, this Lease shall remain in full force and effect. All awards, damages, compensation and proceeds payable by the condemnor by reason of such Taking relating to the Premises for periods prior to the expiration of the Lease shall be payable to Tenant. All such awards, damages, compensation and proceeds for periods after the expiration of the Lease shall be payable to Landlord. Anything contained in this subparagraph (d) to the contrary notwithstanding, a temporary Taking for any period in excess of one hundred eighty (180) days may, at Tenant’s option, be deemed a permanent Taking and shall be governed by subparagraph (b) or (c) above, as applicable.

(e)          Tenant’s Right Upon Condemnation. In the event of a Taking described in subparagraph (b) or (c) above, Tenant shall be entitled to claim compensation from the condemning authority for the value of its unamortized leasehold improvements paid for by Tenant, relocation expenses and any other items to which Tenant is entitled under applicable law, provided Tenant obtains a separate award therefor and provided, further, that Tenant shall not be entitled to any compensation for the value of its leasehold estate unless and to the extent Landlord recovers the fair market value of the Land plus the amount of the Tenant Improvement Allowance.

10.         Assignment and Subletting.         Tenant shall not sublet, assign, transfer, reassign and grant concessions or licenses in all or any part of the Premises.

11.         Tenant’s Signs. Tenant shall obtain Landlord’s written approval before fabricating or installing any sign on the Premises. Any signage not previously approved is subject to removal at Tenant’s expense.

12.         Use.         Tenant shall have the right to use the Premises for office and warehouse use.

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13.         Force Majeure. The Execution Date shall be extended by one day for each day of Force Majeure, as defined below. The term “Force Majeure” means any delay resulting from strikes, lockouts or other labor or industrial disturbance, civil disturbance, future order of any government, court or regulatory body claiming jurisdiction, act of the public enemy, war, riot, sabotage, blockade, embargo, failure or inability to secure materials, supplies or labor through ordinary sources by reason of shortages or priority or similar regulation or order of any government or regulatory body, lightning, earthquake, fire, storm, hurricane, tornado, flood, washout, explosion, unusually inclement weather, delays in obtaining permits or other governmental approvals due to no fault of Landlord or any cause whatsoever beyond the reasonable control of the party from whom performance is required, or any of such party’s contractors, subcontractors, or other representatives, whether or not similar to any of the causes hereinabove stated; provided, however, that a party’s lack of funds shall not be deemed to be a cause beyond the control of that party.

14.         Landlord’s Access. Landlord and Landlord’s agents shall have the right to enter the Premises for the purpose of testing and/or inspecting same and ensuring compliance with Tenant’s obligations under this Lease and showing the Premises to prospective lenders, buyers, and/or tenants, and to post notices of non-responsibility. Landlord and Landlord’s agents shall also have the right to enter the Premises and make any repairs or restoration to maintain the Premises pursuant to the terms of this Lease, and may for such purposes erect scaffolding and other necessary structures. Landlord shall, without liability to Tenant, have the right to use any and all means which Landlord may deem proper to open the doors to the Premises in an emergency in order to obtain entry to the Premises. Landlord reserves the right to post “For Lease” signs inside the windows of the Premises during the last sixty (60) days of the Lease Term, and Tenant agrees to allow such signs to be reasonably displayed and to keep such signs posted.

15.         Events of Tenant’s Default. Any of the following occurrences, conditions or acts by Tenant shall constitute an “Event of Default” under this Lease:

(a)          Failure to Pay Rent; Breach. (i) Tenant’s failure to make any payment of Rent required by this Lease within five (5) days after the same is overdue after the receipt of written notice from Landlord that same is overdue, in which event such delinquent amount shall accrue interest; or (ii) Tenant’s failure to observe or perform any other material provision of this Lease within thirty (30) days after receipt of written notice from Landlord to Tenant specifying such default and demanding that the same be cured; provided that, if such default cannot with due diligence be wholly cured within such thirty (30) day period, Tenant shall have such longer period as is reasonably necessary to cure the default, so long as Tenant proceeds promptly to commence the cure of same within such thirty (30) day period and diligently prosecutes the cure to completion.

(b)          Bankruptcy. Any petition is filed by or against Tenant under any section or chapter of the Federal Bankruptcy Code, and, in the case of a petition filed against Tenant, such petition is not dismissed within sixty (60) days after the date of such filing.

(c)          Insolvency. Tenant becomes insolvent or transfers property in fraud of creditors.

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(d)          Assignment for Benefit of Creditors. Tenant makes an assignment for the benefit of creditors.

(e)          Receivership. A receiver is appointed for any of Tenant’s assets.

16.         Landlord’s Remedies. After the occurrence of an Event of Default by Tenant, Landlord shall have the right to exercise the following remedies:

(a)          Continue Lease. Landlord may, at its option, continue this Lease in full force and effect, without terminating Tenant’s right to possession of the Premises, in which event Landlord shall have the right to collect Rent and other charges when due. In the alternative, Landlord shall have the right to peaceably re-enter the Premises, without such re-entry being deemed a termination of the Lease or an acceptance by Landlord of a surrender thereof. Landlord shall also have the right, at its option, from time to time, without terminating this Lease, to relet the Premises, or any part thereof, with or without legal process, as the agent, and for the account, of Tenant upon such terms and conditions as Landlord may deem advisable, in which event the rents received on such reletting shall be applied (i) first to the reasonable and actual expenses of such reletting and collection, including without limitation necessary renovation and alterations of the Premises, reasonable and actual attorneys’ fees and any reasonable and actual real estate commissions paid, and (ii) thereafter toward payment of all sums due or to become due to Landlord hereunder. If a sufficient amount to pay such expenses and sums shall not be realized, in Landlord’s exercise of commercially reasonable efforts to mitigate its damages (which Landlord hereby agrees to make), then Tenant shall pay Landlord any such deficiency monthly, and Landlord may bring an action or actions therefor as such monthly deficiency shall arise and accrue. Landlord shall not, in any event, be required to pay Tenant any sums received by Landlord on a reletting of the Premises in excess of the rent provided in this Lease, but such excess shall reduce any accrued present or future obligations of Tenant hereunder. Landlord’s re-entry and reletting of the Premises without termination of this Lease shall not preclude Landlord from subsequently terminating this Lease as set forth below.

(b)          Terminate Lease. Landlord, at its option, may terminate the Lease by written notice to Tenant. If Landlord terminates this Lease, Landlord may take possession of the Premises by judicial proceeding and may recover all damages allowed by state law and subject to any obligation of Landlord to mitigate as required by law.

(c)          Reimbursement of Landlord’s Costs in Exercising Remedies. Landlord may recover from Tenant, and Tenant shall pay to Landlord upon demand, as Additional Rent, such reasonable and actual expenses as Landlord may incur in enforcing the terms of this Lease and/or recovering possession of the Premises, placing the same in good order and condition and repairing or renovating the same for reletting, and all other reasonable and actual expenses, commissions and charges incurred by Landlord in exercising any remedy provided herein or as a result of any Event of Default by Tenant hereunder (including without limitation attorneys’ fees).

(d)          Remedies Are Cumulative. The various rights and remedies reserved to Landlord herein are cumulative, and Landlord may pursue any and all such rights and remedies, in addition to any other rights or remedies available at law or in equity, whether at the same time or otherwise (to the extent not inconsistent with specific provisions of this Lease).

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17.         Notices. Any notice permitted or required to be given pursuant to this Lease shall be deemed to have been given by: hand delivery; three (3) business days after mailing a written notice by certified mail, postage prepaid, return receipt requested; or one (1) business day after sending by Federal Express or other comparable overnight express courier service (with proof of receipt available), addressed to the parties as follows:

If to Landlord:	15850 Holdings, LLC
Attn: Carl Gum
15850 Dallas Parkway
Dallas, TX 75248
(469) 522.1111 phone
(469) 522.1100 fax

If to Tenant:	DGSE Companies, Inc.
Attn: Jim Vierling
15850 Dallas Parkway
Dallas, TX 75248
(469) 522.1111 phone
(469) 522.1100 fax

or to such other addressees as any party hereto shall from time to time give notice to the other party in accordance with this paragraph.

18.         Miscellaneous.

(a)          Headings and Gender. All paragraph headings, titles or captions contained in this Lease are for convenience only and shall not be deemed a part of this Lease and shall not in any way limit or amplify the terms and provisions of this Lease. The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires or indicates.

(b)          Relationship of Landlord-Tenant. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent, partnership, joint venture, or any other association between Landlord and Tenant other than landlord-tenant relationship described herein.

(c)          Entire Agreement; Merger. This Lease, including all exhibits hereto (which are hereby incorporated herein by reference for all purposes), contains the full and final agreement of every kind and nature whatsoever between the parties hereto concerning the subject matter of this Lease, and all preliminary negotiations and agreements of whatsoever kind or nature between Landlord and Tenant are merged herein. This Lease cannot be changed or modified in any manner other than by a written amendment or modification executed by Landlord and Tenant.

(d)          Attorneys’ Fees. If either party shall be required to commence or defend any action or proceeding against any other party by reason of any breach or claimed breach of any provision of this Lease, to commence or defend any action or proceeding in any way connected with this Lease or to seek a judicial declaration of rights under this Lease, the party prevailing in such action or proceeding shall be entitled to recover from or to be reimbursed by the other party for the prevailing party's reasonable and actual attorneys' fees and costs through all levels of proceedings.

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(e)          Partial Invalidity. If any provision of this Lease or the application thereof to any person or circumstance shall be deemed invalid or unenforceable, the remainder of this Lease and its application to other persons or circumstances shall not be affected by such partial invalidity but shall be enforced to the fullest extent permitted by law as though such invalid or unenforceable provision was never a part hereof.

(f)          Consents. Any consent or approval granted by either party hereunder shall be deemed a consent only as to the matter on which such consent was requested and shall not waive the consenting party's right to give or withhold consent to any subsequent matter.

(g)          Holidays. If the day on which rent or any other payment due hereunder is payable, or the final day for curing a default, falls on a Saturday or Sunday or on a legal holiday, it shall be payable or curable on the following business day.

(h)          Applicable Law. This Lease shall be construed in accordance with the laws of the state where the Premises are located, and the parties agree that jurisdiction for all actions hereunder shall lie therein.

(i)          Successors and Assigns. All rights, obligations and liabilities herein given to or imposed upon any party hereto shall extend to the permitted successors and assigns of such party, except as otherwise expressly provided in this Lease.

(j)          Counterparts. This Lease may be executed in one or more identical counterparts, and as so executed by all parties hereto shall constitute a single instrument for purposes of the effectiveness of this Lease.

19.         Survival. All indemnification obligations set forth in this Lease shall survive any expiration or termination of this Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease:

LANDLORD

15850 HOLDINGS, LLC

By:
Name:
Title:

Dated: ___________________, 2013

TENANT

DGSE cOMPANIES, INC.

By:
Name:
Title:

Date: ___________________, 2013

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